Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FIRST QUARTER

2011 RESULTS

Safeway Reports Positive Identical-Store Sales

Contact: Melissa Plaisance (925) 467-3136

Christiane Pelz (925) 467-3832

Pleasanton, CA – April 28, 2011

Results From Operations

Safeway Inc. today reported net income of $25.1 million ($0.07 per diluted share) for the first quarter of 2011. Net income included an $80.2 million tax charge ($0.22 per diluted share) resulting from the previously announced decision to repatriate $1.1 billion from Safeway’s wholly-owned Canadian subsidiary. Excluding this tax charge, net income was $105.3 million ($0.29 per diluted share). For the first quarter of 2010, net income was $96.0 million ($0.25 per diluted share).

“Our first quarter results are in line with our expectations, and we are pleased with our improving sales trends,” said Steve Burd, Chairman, President and CEO. “Identical-store sales, excluding fuel, improved for the fifth consecutive quarter and are now positive. We are successfully passing cost inflation along at retail, while making appropriate price adjustments to remain competitive.”

Sales and Other Revenue

Total sales increased 4.8% to $9.8 billion in the first quarter of 2011 compared to $9.3 billion in the first quarter of 2010. This increase was the result of higher fuel sales, a 0.4% increase in identical-store sales, excluding fuel, and a higher Canadian exchange rate, partly offset by reduced sales due to closed stores.

Historically, Safeway has recorded Blackhawk Network distribution commissions on the sale of certain gift cards net of the commissions shared with other retailers. In the first quarter of 2011, Safeway determined that these commissions should be reported on a gross basis. This change increased both revenue and cost of goods sold in the first quarter of 2011, but had no impact on same-store sales, gross profit dollars, or net income. Previously reported results are not adjusted because the impact is immaterial.

Gross Profit

Gross profit declined 87 basis points to 27.54% of sales in the first quarter of 2011 compared to 28.41% of sales in the first quarter of 2010. Excluding the 87 basis-point impact from fuel sales and the 18 basis-point impact from the accounting change in gift card commissions, gross profit increased 18 basis points. This increase was largely the result of improved shrink, partly offset by investments in price, employee severance charges and LIFO expense.

Operating and Administrative Expense

Operating and administrative expense declined 81 basis points to 25.30% of sales in the first quarter of 2011 from 26.11% of sales in the first quarter of 2010. Excluding the 67 basis-point impact from fuel sales and the 16 basis-point impact from the accounting change in gift card commissions, operating and administrative expense margin increased two basis points. This increase was largely the result of higher labor costs and an increased reserve for real estate litigation, partly offset by reduced losses from property impairment and disposal, lower occupancy costs and reduced store indirect expenses.

Interest Expense

Interest expense declined to $65.7 million in the first quarter of 2011 from $69.7 million in the first quarter of 2010 due to lower average borrowings and lower average interest rates.

Income Taxes

Income tax expense in the first quarter of 2011 includes a charge of $80.2 million ($0.22 per diluted share) related to the decision to repatriate $1.1 billion from Safeway’s Canadian subsidiary. Excluding this tax charge, income tax expense declined to 33.0% of pre-tax income in the first quarter of 2011 compared to 35.3% in the first quarter of 2010 due primarily to higher earnings from Canadian operations, which have a lower tax rate.

Guidance

Safeway is reaffirming guidance for the year of $1.45 to $1.65 earnings per diluted share (including the estimated $0.15 per diluted share negative impact from the Canadian dividend), non-fuel ID sales growth of 1% to 1.5%, operating profit margin change of flat to slightly positive and free cash flow of $0.75 billion to $0.85 billion.

The estimated negative impact of $0.15 per diluted share from the Canadian dividend consists of $0.22 of tax expense (which was recognized in the first quarter of 2011), partially offset by a $0.06 benefit from share repurchases and $0.01 from lower interest expense (both of which will be recognized over the remainder of 2011). The combined impact of the dividend and related share repurchases is expected to be accretive to earnings per diluted share in 2012 and beyond.

Stock Repurchases

During the first quarter of 2011, Safeway purchased 7.7 million shares of its common stock at an average price of $22.47 per share and a total cost of $173.7 million (including commissions). The remaining board authorization for stock repurchases at quarter-end was approximately $1.5 billion.

Capital Expenditures

Safeway invested $185.1 million in capital expenditures in the first quarter of 2011. The company opened three new Lifestyle stores, completed five Lifestyle remodels and closed five stores. For the year, Safeway plans to invest approximately $1.0 billion in capital expenditures, open 26 new Lifestyle stores and complete 30 Lifestyle remodels.

Cash Flow

Net cash flow used by operating activities was $60.0 million in the first quarter of 2011 compared to $242.0 million in the first quarter of 2010. This decrease was primarily due to a lower use of cash by working capital in the first quarter of 2011 compared to the first quarter of 2010 primarily driven by a lower increase in inventory and a lower reduction in payables and accruals.

Net cash flow used by investing activities was $188.4 million in the first quarter of 2011 compared to $192.7 million in the first quarter of 2010 primarily because of reduced capital expenditures.

Net cash flow used by financing activities was $132.8 million in the first quarter of 2011 compared to net cash flow provided by financing activities of $416.3 million in the first quarter of 2010 due primarily to a net reduction in borrowings.

About Safeway

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,692 stores in the United States and Canada. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing first quarter results will be broadcast live over the internet at www.safeway.com/investor_relations at 8:00 a.m. PT on April 28, 2011. Click on Webcast Events to access the call. A replay will be available via webcast for approximately one week following the conference call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, sales growth, inflation, cost control, impact of Canadian dividend, related interest expense and related share repurchases, capital expenditures, free cash flow, Lifestyle stores and financial and operating results. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; sales volume levels and price per item trends; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for new business ventures, including our Blackhawk and Property Development Centers subsidiaries; legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our Lifestyle stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, as amended, subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks	12 Weeks
	Ended	Ended
	March 26,	March 27,
	2011	2010

Sales and other revenue	$9,772.0	$9,327.1

Cost of goods sold	(7,080.9)	(6,677.5)

Gross profit	2,691.1	2,649.6

Operating and administrative expense	(2,471.9)	(2,435.1)

Operating profit	219.2	214.5

Interest expense	(65.7)	(69.7)

Other income, net	3.7	3.3

Income before income taxes	157.2	148.1

Income taxes	(132.1)	(52.3)

Net income before allocation to noncontrolling interests	25.1	95.8

Add noncontrolling interests	—	0.2

Net income attributable to Safeway Inc.	$25.1	$96.0

Income per common share attributable to Safeway Inc.:

Basic income per share	$0.07	$0.25

Diluted income per share	$0.07	$0.25

Weighted average shares outstanding:
Basic	366.0	387.8

Diluted	366.8	390.0

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per-share amounts)

(Unaudited)

	March 26,	Year-end
	2011	2010
ASSETS

Current assets:
Cash and equivalents	$411.5	$778.8
Receivables	454.3	557.4
Merchandise inventories	2,730.0	2,623.4
Prepaid expense and other current assets	264.6	273.4

Total current assets	3,860.4	4,233.0

Total property, net	9,812.7	9,910.2

Goodwill	432.6	430.9
Investment in unconsolidated affiliate	182.9	187.2
Other assets	329.5	386.8

Total assets	$14,618.1	$15,148.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$5.0	$505.6
Current obligations under capital leases	30.7	30.7
Accounts payable	2,185.1	2,533.4
Accrued salaries and wages	430.0	468.9
Deferred income taxes	96.9	96.3
Other accrued liabilities	656.1	679.3

Total current liabilities	3,403.8	4,314.2

Long-term debt:
Notes and debentures	4,375.0	3,843.8
Obligations under capital leases	449.9	456.2

Total long-term debt	4,824.9	4,300.0

Deferred income taxes	106.2	153.5
Pension and post-retirement benefit obligations	731.4	727.9
Accrued claims and other liabilities	670.7	654.8

Total liabilities	9,737.0	10,150.4

Stockholders’ equity
Common stock: par value $0.01 per share; 1,500 shares authorized; 602.3 and 599.8 shares issued	6.0	6.0
Additional paid-in capital	4,391.2	4,363.1
Treasury stock at cost; 239.7 and 231.8 shares	(6,459.6)	(6,283.8)
Accumulated other comprehensive income	137.7	88.0
Retained earnings	6,801.4	6,820.0

Total Safeway Inc. equity	4,876.7	4,993.3
Noncontrolling interests	4.4	4.4

Total equity	4,881.1	4,997.7

Total liabilities and stockholders’ equity	$14,618.1	$15,148.1

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	12 Weeks Ended
	March 26,	March 27,
	2011	2010
OPERATING ACTIVITIES
Net income before allocation to noncontrolling interests	$25.1	$95.8
Reconciliation to net cash flow used by operating activities:
Depreciation expense	265.1	269.0
Property impairment charges	7.1	17.4
Share-based employee compensation	10.9	14.1
Excess tax benefit from exercise of stock options	(0.4)	(0.5)
LIFO expense	4.0	—
Equity in earnings of unconsolidated affiliate	(1.8)	(3.0)
Net pension and post-retirement benefit expense	25.7	29.8
Contributions to pension and post-retirement plans	(6.6)	(4.4)
(Gain) loss on property retirements and lease exit costs, net	(1.4)	11.0
Increase in accrued claims and other liabilities	25.3	16.4
Amortization of deferred finance costs	1.1	1.1
Deferred income taxes	(59.0)	—
Other	10.4	3.6
Changes in working capital items:
Receivables	24.4	27.1
Inventories at FIFO cost	(102.3)	(187.2)
Prepaid expenses and other current assets	(12.1)	(31.7)
Income taxes	152.0	21.2
Payables and accruals	(67.5)	(145.4)
Payables related to third-party gift cards, net of receivables	(360.0)	(376.3)

Net cash flow used by operating activities	(60.0)	(242.0)

INVESTING ACTIVITIES
Cash paid for property additions	(185.1)	(192.6)
Proceeds from sales of property	6.0	12.2
Other	(9.3)	(12.3)

Net cash flow used by investing activities	(188.4)	(192.7)

FINANCING ACTIVITIES
Payments on short-term borrowings, net	(0.6)	(0.2)
Additions to long-term borrowings	556.4	504.9
Payments on long-term borrowings	(532.1)	(7.7)
Purchase of treasury stock	(133.0)	(99.2)
Dividends paid	(44.2)	(38.8)
Net proceeds from exercise of stock options	22.3	57.3
Excess tax benefit from exercise of stock options	0.4	0.5
Other	(2.0)	(0.5)

Net cash flow (used) provided by financing activities	(132.8)	416.3

Effect of changes in exchange rate on cash	13.9	5.4

Decrease in cash and equivalents	(367.3)	(13.0)

CASH AND EQUIVALENTS
Beginning of period	778.8	471.5

End of period	$411.5	$458.5

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	12 Weeks Ended
	March 26, 2011	March 27, 2010

Cash capital expenditures	$185.1	$192.6
Stores opened	3	—
Stores closed	5	13
Lifestyle remodels completed	5	9
Stores at end of period	1,692	1,712
Square footage (in millions)	79.2	79.5

Fuel sales	$936.5	$649.5
Number of fuel stations at end of period	393	388
Increase in sales from change in Canadian exchange rate	$82.1	$236.1

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C)		A	B	C
	Rolling Four Quarters March 26, 2011		Year Ended January 1, 2011	12 Weeks Ended March 26, 2011	12 Weeks Ended March 27, 2010

Net income attributable to Safeway Inc.	$518.9		$589.8	$25.1	$96.0
Add (subtract):
Income taxes	370.4		290.6	132.1	52.3
Interest expense	294.5		298.5	65.7	69.7
Depreciation	1,158.5		1,162.4	265.1	269.0
LIFO (income) expense	(24.0)		(28.0)	4.0	—
Share-based employee compensation	52.3		55.5	10.9	14.1
Property impairment charges	61.4		71.7	7.1	17.4
Equity in earnings of unconsolidated affiliate	(14.1)		(15.3)	(1.8)	(3.0)
Dividend from unconsolidated affiliate	6.1		—	6.1	—

Adjusted EBITDA	$2,424.0		$2,425.2	$514.3	$515.5

Total debt at March 26, 2011	$4,860.6
Less cash and equivalents in excess of $75.0 at March 26, 2011	336.5

Adjusted Debt	$4,524.1

Adjusted EBITDA as a multiple of interest expense	8.23	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x

Adjusted Debt to Adjusted EBITDA	1.87	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters March 26, 2011	A Year Ended January 1, 2011	B 12 Weeks Ended March 26, 2011	C 12 Weeks Ended March 27, 2010

Net cash flow provided (used) by operating activities	$2,031.7	$1,849.7	$(60.0)	$(242.0)
Add (subtract):
Income taxes	370.4	290.6	132.1	52.3
Interest expense	294.5	298.5	65.7	69.7
Amortization of deferred finance costs	(4.8)	(4.8)	(1.1)	(1.1)
Excess tax benefit from exercise of stock options	1.5	1.6	0.4	0.5
Deferred income taxes	90.3	31.3	59.0	—
Net pension and post-retirement benefit expense	(121.1)	(125.2)	(25.7)	(29.8)
Contributions to pension and post-retirement plans	19.9	17.7	6.6	4.4
Accrued claims and other liabilities	(45.1)	(36.2)	(25.3)	(16.4)
Gain (loss) on property retirements and lease exit costs	39.9	27.5	1.4	(11.0)
Dividend received from unconsolidated affiliate	6.1	—	6.1	—
Changes in working capital items	(258.9)	67.9	365.5	692.3
Other	(0.4)	6.6	(10.4)	(3.4)

Adjusted EBITDA	$2,424.0	$2,425.2	$514.3	$515.5

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW*

	12 Weeks Ended		Forecasted Range
	March 26, 2011	March 27, 2010	Fiscal 2011
Net cash flow used by operating activities, as reported	$(60.0)	$(242.0)
Decrease in payables related to third- party gift cards, net of receivables	360.0	376.3

Net cash flow from operating activities, as adjusted	300.0	134.3	$1,755.0	1,855.0
Net cash flow used by investing activities	(188.4)	(192.7)	(1,000.0)	(1,000.0)

Free cash flow	$111.6	$(58.4)	$755.0	$855.0

*	Excludes cash flow from payables related to third-party gift cards, net of receivables. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less Safeway’s commission, to card partners. Because this cash flow is temporary it is not available for other uses, and is therefore excluded from the company’s calculation of free cash flow.

TABLE 5: SAME-STORE SALES

	First Quarter 2011
	Comparable- Store Sales Increases	Identical- Store Sales Increases*

As reported	4.0%	3.5%
Excluding fuel sales	1.0%	0.4%

*	Excludes replacement stores.

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions, except per-share amounts)

(Unaudited)

TABLE 6: RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO SAFEWAY INC. TO

NET INCOME EXCLUDING TAX ON REPATRIATED EARNINGS FROM CANADA

	First Quarter 2011, as Reported	Tax on Repatriated Earnings From Canada	First Quarter 2011, as Adjusted

Income before income taxes	$157.2		$157.2
Income taxes	(132.1)	$80.2	(51.9)

Net income attributable to Safeway Inc.	$25.1	$80.2	$105.3

Diluted net income per common share attributable to Safeway Inc.	$0.07	$0.22	$0.29

TABLE 7: RECONCILIATION OF GROSS PROFIT AND OPERATING AND ADMINISTRATIVE EXPENSE

BASIS-POINT CHANGE EXCLUDING FUEL AND GROSS PRESENTATION OF GIFT CARD COMMISSIONS

	First Quarter 2011
	Gross Profit	Operating and Administrative Expense

Basis point decrease, as reported	(87)	(81)
Impact from fuel sales	87	67
Impact from gross presentation of gift card commissions	18	16

Basis point increase, excluding impact from fuel sales and gross presentation of gift card commissions	18	2